Exhibit 10.21
June 7, 2019

Mark E. Nance
XXXXX
Dear Mark:

I am delighted to offer you employment with DH Dental Employment Services, LLC (the “Company”).

As you know, Danaher Corporation (“Danaher”) has announced that its Dental business will become an independent publicly traded company, by way of an initial public offering (the “Dental IPO”), and we anticipate the Dental IPO will be completed in late 2019. Upon the closing of the Dental IPO (the “Closing”), the Company, along with other Danaher Dental operating companies, will be organized as one business (“Dental Co”). This is a very exciting time, and we are confident that your background and experience will allow you to make major contributions.

As we discussed, your position would be General Counsel based in Brea, CA, reporting to Amir Aghdaei, subject to periodic review.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date with the Company will be July 8, 2019.

Base Salary: Your base salary will be paid at the annual rate of $525,000.00, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.

Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k) retirement plan beginning on your first day of employment subject to the applicable plan. Information about our various benefit programs is enclosed. Upon the Closing, Dental Co will adopt its own health, insurance and retirement benefits plans.

Vacation / Paid Time Off: You will be eligible for annual vacation / paid time off benefits pursuant to the Company’s vacation /paid time off policy.

Incentive Compensation: You are eligible to participate in the Incentive Compensation Plan (“ICP”) with a target bonus of 60% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. The ICP bonus payment will be pro-rated for any initial partial year of eligibility as applicable. Upon the Closing, Dental Co will adopt its own incentive compensation plan.

Stock Options and RSUs: At the time annual equity compensation awards are considered by the Compensation Committee of Danaher’s Board of Directors, a recommendation will be made to the Committee to grant you an equity award as part of Danaher’s annual equity compensation program. The target award value of this initial annual grant would be $600,000.00. You will be eligible annually for an equity award under Danaher’s equity compensation program.

In addition, a recommendation will be made to the Compensation Committee of Danaher’s Board of Directors to grant you a one- time Founder’s Grant equity award of $500,000.00 at the Committee’s next regularly scheduled meeting after your Start Date at which equity awards are considered.

Any equity awards would vest 20% on each of the first five anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in Danaher’s 2007 Stock Incentive Plan and in the particular form of award agreement required to be signed with respect to each award. Unless Danaher’s Compensation Committee determines otherwise, we will use the following methodology in connection with such equity awards:

•The target award value of any grant(s) will be split evenly between stock options and RSUs.
•The target award value attributable to stock options will be converted into a specific number of options (rounded up to the nearest ten) based on a methodology for valuing options known as the Black-Scholes-Merton model (“Black Scholes”). For all options granted during a calendar year, we use the Black Scholes value of an option as of the first grant date of the applicable calendar year, with two modifications: we use the full 10-year term of the option as the assumed life, and we use the average closing price of Danaher’s common stock over a 20-day trading period ending on the particular option grant date.
•The target award value attributable to RSUs will be converted into a specific number of RSUs (rounded up to the nearest five) using the same average closing price.

While historically Danaher’s share price has increased over time, Danaher cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.

Upon the Closing, we anticipate Dental Co will adopt its own equity compensation program based on Dental Co shares and will assume outstanding Danaher equity awards with appropriate equitable adjustment.

Should the Closing occur prior to your Start Date, or prior to the next regularly scheduled Danaher equity award grant date that occurs after your Start Date, the same recommendation will be made to the Compensation Committee of the Board of Directors of Dental Co (“Dental Co Compensation Committee”) and any award granted would relate to shares in Dental Co and be governed by the terms determined by the Dental Co Compensation Committee, including the methodology used in calculating any equity awards.

Signing Bonus: The Company will provide you a signing bonus equal to $925,000.00 that is payable in the first normal payroll date following the commencement of your employment with the Company. Payment of this bonus is conditioned on your execution of the enclosed Signing Bonus Repayment Agreement.

Deferred Compensation Program: You will be eligible to participate in Danaher’s executive supplemental retirement/deferred compensation program (DCP). This program is a non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). The terms of this program mirror those of the Company’s qualified 401(k) plan. Vesting requirements and your participation in the DCP are subject to all of the terms and conditions set forth in such plan. Additional information on the DCP will be provided to you by a member of the Corporate Benefits team. Upon the Closing, Dental Co will adopt its own non-qualified executive deferred income program.

Relocation: The Company is pleased to provide relocation benefits through CapRelo, our third party relocation services company. Once you have communicated to the Company that you have signed and returned both this offer letter and the enclosed Relocation Repayment Agreement, we will have our CapRelo representative contact you to explain the services, assistance and benefits provided under the Relocation Policy for Danaher Corporation and its Affiliates, coordinate your relocation coverage and answer any questions that you may have.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and reference check, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment below.

•Criminal History Questionnaire
•Certification of Danaher Corporation Standards of Conduct
•Certification of Compliance of Obligations to Prior Employers
•Agreement Regarding Solicitation and the Protection of Proprietary Interests and the terms contained therein.
•Relocation Repayment Agreement
•Signing Bonus Repayment Agreement

Thank you for considering our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact Kelly Smith at Kelly.A.Smith@Danaher.com.

Sincerely yours,
Julie Steele
Vice President, Talent Acquisition

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than June 14, 2019, and in no event after your employment start date.

/s/ Mark Nance
Mark Nance

Date: June 12, 2019